Exhibit 10.17
July 25, 2009
Mr. Raymond C. Kolls
13809 Tributary Court
Davidson, NC 28036
Dear Ray:
We understand that you would like to sell the 28,167 of your vested options (Described in more detail in Attachment A) (The “Options”) back to Orthofix International N.V. (“Parent”) in exchange for payment to you of $120,000 (the “Option Payment”). In consideration for your agreement to forfeit your right to and to otherwise cancel those Options (including termination of the underlying Option agreements listed in Attachment A and any right to exercise those Options — except for the Option Agreement listed in #2 in Attachment A where you will retain the balance of the original grant, or 7,433 option shares). For the avoidance of doubt, you will not be terminating the underlying Agreement or the remaining 7,433 option shares in the June 29, 2007 Agreement.); we will agree to pay you the Option Payment as soon as reasonably practicable, but no later than July 31, 2009.
The payments described in this letter (the “Payments”) are intended by you and the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance and Treasury Regulations issued thereunder to the extent applicable thereto, and this letter will be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company will not be required to assume any increased economic burden in connection with the Payments. The Company does not represent or warrant that the Payments will comply with Section 409A of the Code or any other provision of federal, state, or local law. Neither the Company, nor any parent or affiliate, nor its or their respective directors, officers, employees or advisers (collectively, the “Parent Group”) will be liable to you (or to any other individual claiming a benefit through you) for any tax, interest, or penalties you might owe as a result of the Payments, and no member of the Parent Group shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code. You will indemnify the Parent Group for any tax, interest or penalties that may result under Section 409A of the Code as a result of the Payments.
This letter represents the entire agreement between you and the Company with regard to the subject matter hereof and supersedes the agreements between us listed in Attachment A (written or oral) to the contrary. This letter will be governed by North Carolina law and may only be amended or modified by a writing signed by you and the Company.
You acknowledge and agree that after the conclusion of this transaction, you will have no remaining right title or interest in the specific equity awards listed in Attachment A except as noted in paragraph 1 of this Agreement (whether award of stock option, restricted stock unit or any other form of equity award).

Please indicate your agreement and acknowledgment to the above by signing where indicated below and returning a copy to me by fax (617-912-2990). After we receive your signed acknowledgment, we will have a check for $120,000, less any applicable taxes, sent to your home address on file with Orthofix via Fed Ex. The offer represented by this letter shall be void if we do not receive from you a countersigned copy of this letter by 5:00 Eastern Time on July 25, 2009.
Sincerely,
Orthofix Inc.

/s/ Robert S. Vaters Robert S. Vaters, authorized signatory
Acknowledged and Accepted:

/s/ Raymond C. Kolls Raymond C. Kolls, an individual
Dated: July 25, 2009

Attachment A
List of Options
1. 13,300 Options with an exercise price of $43.04 shares represented by a Nonqualified Stock Option Agreement under the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan, dated June 30, 2005, entered into between Raymond C. Kolls and Parent.
2. 14,867 Options with an exercise price of $44.97 shares represented by a Nonqualified Stock Option Agreement under the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan, dated June 29, 2007, entered into between Raymond C. Kolls and Parent.